Exhibit 5.1

October 30, 2012

Lehigh Gas Partners LP

702 West Hamilton Street, Suite 203

Allentown, Pennsylvania  18101

Re:          Lehigh Gas Partners LP — Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Lehigh Gas Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) for filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration by the Partnership of 1,505,000 units representing limited partner interests (the “Units”) of the Partnership, which may be issued under the Lehigh Gas Partners LP 2012 Incentive Award Plan (the “Plan”).

In connection with the opinion set forth in this letter, we have examined the Registration Statement, originals, or copies certified or otherwise identified to our satisfaction, of the Plan, the Certificate of Limited Partnership of the Partnership, the Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”), and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, photostatic or other copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Units have been duly authorized and, when the Units are issued by the Partnership in accordance with the terms of the Plan and the instruments executed pursuant to the Plan, as applicable, which govern the awards to which any Unit relates, will be legally issued, fully paid and non-assessable, except as such nonassessability may be limited by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act or within the Partnership Agreement.

The opinion set forth above is limited to the laws of the State of Delaware, as currently in effect, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinions expressed herein. The opinions expressed herein are limited to

DUANE MORRIS LLP
222 DELAWARE AVENUE, SUITE 1600 WILMINGTON, DE 19801-1659	PHONE: +1 302 657 4900 FAX: +1 302 657 4901

the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinions expressed herein that we may become aware of after the date hereof.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement to be filed by the Partnership on or about the date hereof. In giving this opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ DUANE MORRIS LLP